EXHIBIT 10.4

AMENDMENT TO THE

CAPELLA EDUCATION COMPANY

SENIOR EXECUTIVE SEVERANCE PLAN

The Capella Education Company Senior Executive Severance Plan (As Originally Effective September 11, 2006, and as Amended December 13, 2007 and August 14, 2008) (the “Plan”) is amended effective as of October 29, 2017, in the following respects:

I.

Section III, definition of “Good Reason” is amended to add the language “, provided this reason will not apply if you have explicitly waived this reason in writing” after the language “the material reduction of your job responsibilities upon or after a Change in Control”.

II.

Section IV is amended to replace the paragraph that starts “Your “base salary.”” with the following:

Your “base salary.” Severance pay under this Plan is calculated using your base salary at the time your employment terminates. However, for the 24 months following a Change in Control, your base salary is the higher of your base salary as in effect (i) at the time your employment terminates or (ii) as of the date of the Change in Control. Base salary excludes all bonuses (such as signing bonuses and incentive bonuses), stock options, profit sharing, benefits, taxable fringes, expenses allowances or reimbursements, imputed income, or any other special compensation.

III.

Section IV is further amended to add the following paragraph to follow the amended “Your “base salary.” paragraph above:

Your “targeted annual bonus.” For purposes of any severance pay under this Plan calculated based on your “targeted annual bonus,” your targeted annual bonus is the bonus applicable to you for the year in which your terminate. However, for the 24 months following a Change in Control, your targeted annual bonus is the higher of your targeted bonus (expressed in dollars) in effect (i) at the time your employment terminates or (ii) as of the date of the Change in Control, based on your base salary in effect on the date of the Change in Control. In all situations, targeted annual bonus will be calculated without regard to performance.

IV.

Section IV, Reduction in Severance Benefits subsection is amended to add the following to the end of that subsection:

Section 280G. These provisions apply only in the event that the Independent Accounting Firm (defined below) determines that severance benefits under this Plan are subject to the limitations of Internal Revenue Code Section 280G, or any successor provision, and the regulations issued thereunder.

In the event the Independent Accounting Firm determined that the Change in Control Benefits (defined below) payable to you would collectively constitute a “parachute payment” as defined in Code Section 280G, and if the “net after-tax amount” of such parachute payment to you is less than what the net after-tax amount to you would be if the Change in Control Benefits otherwise constituting the parachute payment were limited to the maximum “parachute value” of Change in Control Benefits that you could receive without giving rise to any liability for any excise tax imposed by Internal Revenue Code Section 4999 (the “Excise Tax”), then the Change in Control Benefits otherwise constituting the parachute payment shall be reduced so that the parachute value of all Change in Control Benefits, in the aggregate, will equal the maximum parachute value of all Change in Control Benefits that you can receive without any Change in Control Benefits being subject to the Excise Tax. CEC shall achieve the necessary reduction in the Change in Control Benefits by reducing them in the following order: (A) a reduction as provided in any other agreement or plan; (B) reduction of cash payments payable under this Plan to the extent either exempt from Code Section 409A or otherwise allowable under Code Section 409A; or (C) reduction of other payments and benefits to be provided to you to the extent allowable under Code Section 409A. CEC shall bear all expenses with respect to the determinations by the Independent Accounting Firm retained under this subsection. Any good faith determinations of the Independent Accounting Firm made under this subsection shall be final, binding and conclusive upon CEC and you.

A “net after-tax amount” shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the Excise Tax, and the “parachute value” of the Change in Control Benefits means the present value as of the date of the Change in Control for purposes of Code Section 280G of the portion of such Change in Control Benefits that constitutes a parachute payment under Code Section 280G(b)(2).

“Change in Control Benefits” shall mean any payment, benefit or transfer of property in the nature of compensation paid to you or for your benefit under any arrangement which is considered contingent on a Change in Control for purposes of Code Section 280G, including, without limitation, any and all of CEC’s salary, incentive payments, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Plan.

“Independent Accounting Firm” shall mean the independent registered public accounting firm engaged by CEC for general audit purposes as of the day prior to the effective date of the Change in Control; provided, however, if the independent registered public accounting firm so engaged by CEC is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then CEC may appoint another nationally recognized independent registered public accounting firm to make the determinations required under this subsection.

For clarity, CEC shall have no obligation to provide any “tax gross-up” payment related to the Excise Tax in the event the Change in Control Benefits that would otherwise be characterized as a parachute payment are not reduced as set forth above and you are subject to the Excise Tax.